Exhibit 8.1

November 13, 2018

Point NewCo, Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Re:	Registration Statement on Form S-4 Filed by Point NewCo, Inc.

Ladies and Gentlemen:

We have acted as counsel to Point NewCo, Inc., a Delaware corporation (“NewCo”), in connection with the merger (the “Holding Company Reorganization”) of Point Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CytoDyn Inc., a Delaware corporation (“CytoDyn”), with CytoDyn surviving as a wholly owned subsidiary of NewCo, pursuant to the Transaction Agreement (the “Transaction Agreement”), dated August 27, 2018, by and among CytoDyn, NewCo, Merger Sub, ProstaGene, LLC, a Delaware limited liability company (“ProstaGene”), and Dr. Richard G. Pestell, ProstaGene’s founder and majority member (“Dr. Pestell”). We are issuing this opinion in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the Holding Company Reorganization. Any capitalized term used and not defined herein has the meaning given to in the Transaction Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Transaction Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of officers of NewCo, Merger Sub, CytoDyn and ProstaGene (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers of the Representation Parties on the Closing Date.

In addition, we have assumed, with your consent, that (i) original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof; (ii) the Holding Company Reorganization will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Transaction Agreement, none of which will be waived or breached, and the Holding Company Reorganization will be effective under applicable state law, and (iii) the statements and descriptions concerning the Holding Company Reorganization and the representations set forth in the Transaction Agreement and the Registration Statement are true, correct and complete as of the date of this letter and will continue to be true, correct and complete at all times up to and including the effective time of the Holding Company Reorganization. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, administrative interpretations and court decisions as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the discussion contained in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Consequences Of The Transactions,” insofar as it summarizes U.S. federal income tax law, is accurate in all material respects as of the date hereof.

Our opinion does not apply to a party that receives NewCo stock in connection with the Transaction that is under the jurisdiction of a court in a case under title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court and is required pursuant to a bankruptcy plan to distribute its NewCo stock to creditors.

We express no opinion as to any laws other than the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

This letter is furnished to you solely for use in connection with the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein, in the Representation Letters, in the Transaction Agreement or the Registration Statement are untrue, inaccurate or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein. As required by the Transaction Agreement, it is a condition to the closing of the Transactions that another opinion of counsel be delivered at such time regarding the matters described in our opinion above.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the reference to our Firm under the captions “Material U.S. Federal Income Tax Consequences Of The Transactions” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP